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                                                                   EXHIBIT 10.27

                          CORPORATE SERVICE AGREEMENT


         This is a Corporate Service Agreement (this "Agreement") between Sterile Recoveries, Inc. ("Sterile Recoveries"), a Florida corporation, 28100 U.S. Highway 19 North, Suite 201, Clearwater, Florida 34621 and Health Services Corporation of America ("HSCA"), a Missouri corporation, 280 South Mount Auburn Road, Cape Girardeau, Missouri 63701.

                                   BACKGROUND

         Sterile Recoveries' service currently provides daily delivery and retrieval of its reusable surgical products. Its reusable surgical products include gowns, towels, drapes, stainless steel basins, and boots. Sterile Recoveries' service offers the following benefits for HSCA's members:

       - Sterile Recoveries' surgical products are among the most protective and comfortable in the industry and are popular with HSCA's medical staff. Because of the surgical products' quality, usage is often less than with competing disposable products.

       - Sterile Recoveries' drivers deliver its reusable products on carts to a designated efficient delivery point within the hospital, typically the central supply or surgical suite. Its delivery service is designed to be "just-in-time," helping the hospital avoid unnecessary warehousing, personnel, and processing costs and assure availability of surgical products as needed.

       - Sterile Recoveries retrieves its reusable products for reprocessing in its facilities. The use of reusable surgical products instead of disposable products reduces biomedical waste costs.

       - Sterile Recoveries owns the reusable surgical products and supplies them to the members on a per use basis, helping members avoid capital investment and inventory carrying costs.

Sterile Recoveries also provides disposable accessory packs to complement its reusable offering.

         HSCA desires to further encourage its members to use Sterile Recoveries' service. This Agreement confirms Sterile Recoveries as an approved vendor of reusable surgical products to hospitals and surgery centers which HSCA serves as a group purchasing agent.


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                                OPERATIVE TERMS

         1. VENDOR RELATIONSHIP; GEOGRAPHIC SCOPE. Subject to the terms and conditions of this Agreement, HSCA approves Sterile Recoveries as a vendor for hospitals and surgery centers that it serves as a group purchasing agent from time to time that are within its service area as specified in Exhibit "A" (the "Service Area"), including without limitation the HSCA members that are listed on the attached Exhibit "B". Sterile Recoveries' relationship with each member will be governed by a Service Agreement in substantially the form attached as Exhibit "C" (the "Service Agreement"), which will specify in Schedule 1 the products to be delivered. Sterile Recoveries may by notice to HSCA amend Exhibit "A" from time to time to change the Service Area to reflect development of additional facilities, depots, and delivery routes .

         2. TERM. The term of this Agreement will be five years, from November 1, 1997 through October 31, 2002. After the first two (2) years, either party may terminate this Agreement, with or without cause, by giving three months' advance notice of termination to the other party. This term will be automatically extended in increments of one year each unless a party notifies the other of its desire not to extend at least 90 days before the scheduled expiration date.

         3. PRODUCTS. Sterile Recoveries shall provide the reusable surgical products, including without limitation gowns, towels, drapes, stainless steel basins, boots, and disposable accessory packs (the "Products") that are specified by the HSCA member and identified on Schedule 1 to the HSCA member's Service Agreement. As it adds new Products to its service relationship with an HSCA member, Sterile Recoveries shall update Schedule 1 to the HSCA member's Service Agreement.

         4. PRICING. From the date of this Agreement through December 31, 1998, Sterile Recoveries' unit prices for the Products (including those supplied on a trial basis) will be those set forth on the price schedule furnished to each HSCA member as Schedule 1 to the Service Agreement, plus any applicable sales or use tax. After December 31, 1998, Sterile Recoveries may adjust the Products' per unit price schedule, subject to a maximum unit price change limitation of 5% in any one calendar year. Price increases will be effective on notice to HSCA and each affected member. HSCA and Sterile Recoveries acknowledge that multiple combinations of gowns, towels, drapes, basins, and stainless steel products may be assembled to service the varied mix of surgeries required among the members. Sterile Recoveries shall assemble these combinations in cost effective packages for HSCA members while working to standardize its product offering among all of the members.

         5. TRIALS. If requested by a member prospect, Sterile Recoveries may supply on a paid trial basis services for up to 45 days without execution of a service agreement. A member must sign a service agreement for service beyond a trial period.

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         6. COST SAVINGS. Sterile Recoveries has designed its price schedule to generate savings for the members as compared to their "Current Total Cost." The "Current Total Cost" is the average cost incurred by a member, on an arm's length basis, for use of substantially equivalent competitive disposable products as of November 1, 1997, plus the additional costs as delineated on the Cost to Hospital sheet attached as Exhibit "D." Sterile Recoveries will provide an initial assessment of savings based upon Exhibit "D" assumptions, which should indicate savings of at least 10% as compared to current products and processes. Sterile Recoveries will provide the members with an analysis of these cost savings on at least a quarterly basis.

         7. GROUP PURCHASING AGENT FEE. Sterile Recoveries shall pay to HSCA a group purchasing agent fee in consideration of HSCA's administration of the group purchasing program. The fee shall be calculated as two percent (2%) of the value of reusable surgical products and services purchases made by members pursuant to this Agreement, two percent (2%) of the value of reusable surgical product and service purchases made by non-hospital affiliated surgery centers, and three percent (3%) of the value of purchases of disposable accessory packs. Sterile Recoveries shall each month furnish to HSCA a list of the members that purchased the Products from Sterile Recoveries during the previous month and the net amount of the Products purchased by each member during that month for purposes of determining the fee owed under this section. The fee will be payable monthly by the tenth day of each month based on sales during the previous month. HSCA's fee for reusable surgical products and services may be increased by one percent (1%) for a particular HSCA member if an HSCA nurse consultant has performed all of the product analysis specified by Sterile Recoveries and HSCA for conversion of the member to SRI reusable surgical products and is involved in the clinical implementation of SRI's products and services into the HSCA member. To sustain payment of this fee beyond the first year, the HSCA nurse must be available to SRI and the HSCA member to continue implementing the cost saving benefits of Sterile Recoveries reusable products and services.

         8. LIABILITY FOR CHARGES; ORDERING METHODS. Sterile Recoveries shall bill each HSCA member directly for any payments due under the Service Agreement. Sterile Recoveries acknowledges that HSCA is not liable for any charges, claims, or expenses arising under any Service Agreement between Sterile Recoveries and a member. Each HSCA member shall be responsible for placing its orders directly with Sterile Recoveries. Sterile Recoveries shall retain responsibility for obtaining payment from participating members. All disputes and controversies concerning services and products or any purchases, order or invoice, goods, materials, shipment, performance, scheduling and delivery of performance date shall be handled by Sterile Recoveries on a direct basis with the participating member.

         9. FILL RATE. Sterile Recoveries shall maintain a first delivery fill rate of at least ninety-five percent (95%) for members based on mutually agreed-upon benchmarks. Fill rate shall be monitored by HSCA and the member. Should Sterile Recoveries' fill rates fall below ninety-five percent (95%), Sterile Recoveries will be notified by HSCA

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and given thirty (30) days to remedy the deficiency.  Failure to remedy may result in cancellation of this contract by HSCA.

         10. WARRANTY. All commodities and services supplied by Sterile Recoveries shall be warranted to be free from material defects and imperfections in design, material and workmanship to be in material conformity with all product specifications, labeling and product brochures, to be merchantable and, if intended for a particular rational purpose, to be fit in all material respects for such purpose.

         11. SUSPENSION OF SERVICE. Service may not be suspended to a member unless the Director of Purchasing, the Chief Financial Officer of the member and the Vice President, Corporate Negotiations for HSCA have been notified in writing ten (10) days prior to the proposed action. A suspended member shall be reinstated when the cause for suspension has been rectified and notification has been given to all parties.

         12. NON-SOLICITATION. During the term of this Agreement, Sterile Recoveries shall not solicit directly or indirectly any HSCA member or HSCA affiliated member facilities or contract for any of the services set forth in this Agreement on terms different from those set forth in this Agreement, without the written approval of HSCA or notification to HSCA and/or SRI by the HSCA member or surgery center that another group purchasing organization will represent them for these products.

         13. MEMBERSHIP LISTS AND UPDATES. HSCA shall provide Sterile Recoveries with a list of its members and update this list on a monthly basis. Each member (including any new member added pursuant to an update) will be entitled to purchase products and services under this Agreement. Any member deleted from the foregoing list will not be entitled to make further purchases under this Agreement from the effective date of notice. Sterile Recoveries shall pay to HSCA all administrative fees earned with respect to purchases made by a deleted member through the termination date, irrespective of when the underlying payment is received by Sterile Recoveries.

         14. HOLD HARMLESS. Sterile Recoveries shall defend, indemnify, and hold harmless HSCA and its participating members against any and all suits, claims, and expenses arising from the member's use or sale of Sterile Recoveries' articles, products, or programs, to the extent that the suit or claim establishes (a) a defect in the article, product or program supplied by Sterile Recoveries when the item was supplied or (b) a violation by a Sterile Recoveries product of another person's rights under a patent, trademark, copyright or service mark.

         As conditions precedent to this indemnification obligation:

         (a) HSCA and/or the member must promptly notify Sterile Recoveries of the suit or claim;

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         (b) Sterile Recoveries must be allowed to control and defend the litigation, if it elects to do so; and

         (c) The liability must not have been caused by the negligent or willful conduct of the party seeking to be indemnified.

         15. PERSONAL LIABILITY. No director, officer, agent or employee of HSCA or Sterile Recoveries shall be charged personally or held contractually liable by or to the other party under any term of provision to this Agreement or because of the execution, approval or attempted execution of this Agreement.

         16. FORCE MAJEURE. If either of the parties hereto is delayed or prevented from fulfilling any of the obligations under this Agreement by force majeure, said parties shall not be liable under this Agreement for said delay or failure. Force majeure means any cause beyond the reasonable control of a party including, but not limited to, war, fire, flood, storm, strike, labor, transportation delays or embargoes, failure or shortage of materials, supplies, machinery, or shipping facilities, acts of God, and acts, regulations, directives, or priorities of any government authority. Sterile Recoveries may prorate available products and services among its customers. If a force majeure event occurs, Sterile Recoveries shall notify the HSCA member of the event, the reason for the delay, the length of time that the product or services may be delayed and alternate proposals, if any, which Sterile Recoveries wishes to make to alleviate any difficulties or hardships which may be suffered by HSCA and affect its member organizations as a result of that delay. Methods of notification shall be by telephonic communications, confirmed by letter, facsimile transmission or telegraph. Neither party of this Agreement shall be deemed in default by reason of delay or failure due to force majeure.

         17. NO JOINT VENTURE. It is understood and agreed that nothing herein contained is intended or shall be construed to, in any respect, create or establish the relationship between Sterile Recoveries and HSCA of copartners, independent contractor, joint venturer, general representative or general agent of any purpose whatsoever under this Agreement.

         18. COMPLETE AGREEMENT. The Agreement and any other supporting documents and schedules which have been so identified and dated by the signatories to this Agreement shall constitute the complete understanding of the parties and supersede any and all other agreements, either oral or in writing, between the parties hereto with respect of the subject matter hereof, and no other agreement, statement or promise relating to the subject matter of this Agreement which is not contained herein shall be valid or binding.

         19. TERMINATION OF EXISTING CONTRACTS. Any member that has an existing agreement with Sterile Recoveries for the purchase of the Products may terminate that Agreement and enter into a Service Agreement with the Company.

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         20. EXCLUSIVE RELATIONSHIP IN SERVICE AREA. Sterile Recoveries shall from time to time provide to HSCA information regarding the names of members that are within the Service Area. During the term of this Agreement, HSCA shall not enter into an agreement within the Service Area with any other vendor of reusable products and services. HSCA reserves the right to enter into agreements with other vendors of competitive products in markets outside of the Service Area, provided HSCA first consults with Sterile Recoveries regarding its plans to construct additional facilities or depots in those areas.

         21. HSCA'S RESPONSIBILITIES.  HSCA shall:

         (a) Provide liaisons (name and contact point) for Sterile Recoveries' communications with HSCA and the members on a regional, divisional, and individual member basis.

         (b) Provide exposure for Sterile Recoveries and its Products and services by notifying members of this Agreement's existence and HSCA's exclusive relationship with Sterile Recoveries (including compliance vendor number).

         (c) Encourage the members to increase their use of Sterile Recoveries' Products and services through regular communications with O.R. directors, material managers, vice presidents of surgical services, and chief financial officers at member divisional and regional levels.

         (d) Update the list of members attached as Exhibit "B" before June 1 of each year.

         (e) Include the Products in the compliance calculation for appropriate HSCA member and employee compliance evaluations.

         22. STERILE RECOVERIES' RESPONSIBILITIES. Sterile Recoveries shall:

         (a) Extend the terms of this Agreement from HSCA headquarters to each of the members.

         (b) Provide a National Account Representative as the primary Sterile Recoveries contact with HSCA headquarters, as follows:

                  Bertram T. Martin, Jr.
                  Sterile Recoveries, Inc.
                  28100 U.S. Highway 19 North, Suite 201
                  Clearwater, FL  34621
                  (813) 726-4421

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         (c) Provide and review with HSCA headquarters quarterly member activity reports, to include a quarterly cost reporting on an individual member basis to demonstrate progress in cost savings.

         (d) Provide to HSCA headquarters written notice of special offerings and/or promotions, stating which offerings are supplemental to this Agreement.

         (e) Provide sales and customer service representative coverage under the direction of the facility general managers listed in Schedule "E" to be furnished separately to HSCA.

         23. PUBLICITY. The parties to this Agreement may announce the existence of this Agreement and the relationship between HSCA and Sterile Recoveries that this Agreement evidences. The parties shall not disclose the price terms without the other party's consent. HSCA acknowledges that Sterile Recoveries might be required by law to file a copy of this Agreement with the Securities and Exchange Commission.

         24. NOTICES. Except for oral requests and notices expressly authorized by this Agreement, every notice, request, demand, consent, approval, and other communication required or permitted under this Agreement will be valid only if it is given in writing (or sent by telecopy and promptly confirmed in writing), conspicuously marked "FOR IMMEDIATE ATTENTION," and addressed by the sender to the appropriate party in the manner set forth below:

                (a)      If to HSCA:

                         Health Services Corporation of America
                         280 South Mount Auburn Road
                         Cape Girardeau, Missouri  63701
                         Attention:  Thomas Jamieson
                         Telecopy:   (573) 335-4453

                (b)      If to Sterile Recoveries:

                         Sterile Recoveries, Inc.
                         28100 U.S. Highway 19 North, Suite 201
                         Clearwater, FL  34621
                         Attention:  Bertram T. Martin, Jr.
                         Telecopier:  (813) 725-8037

or to such other address as a party designates by notice to the other party. A validly given notice, request, demand, consent, approval, or other communication will be effective on its receipt.

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        25.     MISCELLANEOUS.

                (A) SEVERABILITY. Each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. Except as otherwise provided below, if a provision of this Agreement, or the application of it, is held by a court to be invalid or unenforceable, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of that provision to a person or circumstance to which it is valid and enforceable.

                (B) RIGHTS OF THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person (other than the parties and their respective assignees and successors) any claim, right, or remedy under or because of this Agreement.

                (C) AMENDMENT AND ASSIGNMENT. An amendment or modification of this Agreement or any provision of it will be valid and effective only if it is in writing and signed by each party to this Agreement. This Agreement is not assignable by either party without the prior consent of the other party. Except as otherwise provided, any attempted assignment by a party without the prior consent of the other party will be invalid and unenforceable against the other party. This Agreement inures to the benefit of, and is binding on, the respective successors and assignees of the parties to it.

                (D) EXECUTION. The parties may execute this Agreement in counterparts. Each executed counterpart will constitute an original document, and all of them, together, will constitute the same document.

EXECUTED:  as of October   , 1997
                        ---
                                      STERILE RECOVERIES, INC.

                                      By: /s/ Bertram T. Martin, Jr.
                                         --------------------------------
                                         Bertram T. Martin, Jr.
                                         Executive Vice President and
                                            Chief Operating Officer

                                      HEALTH SERVICES CORPORATION
                                         OF AMERICA

                                      By: /s/  Thomas Jamieson
                                         -------------------------------
                                         Thomas Jamieson
                                         President and Chief Operating
                                            Officer

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